Assets Purchase Agreement

Dated 15 August 2019

Assets Purchase Agreement

By and Between:

1. **The Native SA**, a publicly traded Swiss ecommerce and digital media company with its registered address at Gerbergasse 48, CH-4001, Basel, Switzerland, NTIV:SWX (**"Seller"**);

and

2. **Oakley Capital International AG**, a private Swiss investment company with its registered address at Gerbergasse 48, CH-4001, Basel, Switzerland, (**"Purchaser"**)

- Sellers and Purchaser herein referred to each as a **"Party"** and together as the **"Parties"** -

Recitals:

(A) WHEREAS, the Purchaser owns 100% ownership interest in STOCKACCESS HOLDINGS SAS, a French *société par actions simplifiée*, whose registered office is located at 12, rue de la Chaussée d'Antin, 75009, Paris, France („**SAH**")

(B) WHEREAS, the Seller owns free and unencumbered title to 333,420 shares of NEXWAY AG, a Germany-incorporated and listed company (**"NEXWAY Shares"**), and has already delivered 45,565 shares of NEXWAY AG to SAH as the condition precedent to signing this Agreement, with the balance of 287,855 shares to be delivered to SAH based on the terms and conditions of this Agreement, with NEXWAY AG balance sheet and corporate structure appended in the Exhibit A to this Agreement.

(C) WHEREAS, the Seller owns free and unencumbered title to 41,000 shares of common stock or 82% ownership interest in Highlight Finance Corp, a British Virgin Islands company, whose registered office is located at Trident Chambers, Tortola (**"HFC"**), with HFC balance sheet and corporate structure appended in the Exhibit B to this Agreement.

(D) WHEREAS, the Seller intends to streamline its business and operations, unlever its balance sheet and focus on its original content marketing and blockchain technology business by selling majority ownership in each of NEXWAY AG and HFC to the Purchaser on the terms and conditions specified in this Agreement herein.

Now, therefore, the Parties agree as follows:

1. **Sale of Assets**

1.1 The Seller agrees to transfer to the Purchaser all of the Nexway Shares and 35,000 shares of common stock or 70% ownership interest in HFC (collectively, **"Sale Assets"**) and agrees to execute the transfer of the unencumbered ownership title to the Sale Assets to the Purchaser upon receiving the Purchase Price specified herein

and by no later than August 31, 2019;

1.2 Parties hereby agree and acknowledge that signing of this Agreement and subsequent transfer of the Sale Assets (i) triggers no mandatory takeover offer for NEXWAY AG under the German securities law, (ii) triggers no covenant breaches under any of the existing bond facilities of any of the NEXWAY AG and HFC, and specifically (iii) Highlight Event & Entertainment AG, a Swiss-listed company and an existing 20% shareholder of the Seller and 18% shareholder of HFC, remains over 20% shareholder of HFC through its direct and indirect holdings of HFC equity;

1.3 Subject to terms and conditions of this Agreement, The Purchaser agrees to transfer to the Seller the payment for the Sale Assets set as EUR 3,543,750 (the "**Purchase Price**") in a form of EUR 2,000,000 in cash and the three bonds of SAH maturing on April 1, 2024, ISIN DE000A2RY4P4 of EUR 500,000 par value each with an aggregate par value of EUR 1,500,000 and of EUR 1,543,750 including accrued interest;

1.4 Upon transferring the Purchase Price specified in this Section 1.c herein, the Purchaser acquires full and unencumbered title to the Sale Assets;

1.5 The Partiers hereby agree to the public announcement to be made by the Seller as provided in the Exhibit C and as required by the Swiss regulatory framework for listed companies.

2. Transfer of Sale Assets

2.1 The Parties agree that upon the execution of this Agreement, receiving the Purchase Price and by no later than 31 August 2019 the Seller transfers to the Purchaser the Sale Assets as following:

a) 45,565 shares of NEXWAY AG has already been transferred to SAH's safekeeping account with BIL (Switzerland);

b) 287,855 shares of NEXWAY AG to be transferred to SAH's safekeeping account with BIL (Switzerland):

Banque Internationale a Luxembourg (Suisse) SA

SWIFT: BILSCHZZ

The account number: 27345004 in the name of StockAccess Holdings SAS

c) 35,000 shares of HFC to be delivered in a form of the share certificate along with updated (to reflect ownership and directors change), certified and apostilled bundle for HFC corporate documents to the address herein, with the new share certificate being issued on the name of the Purchaser's 100%

owned subsidiary 8+ Holdings LLC and delivered to.

107 Norfolk St, New York, 10002, NYC, c/o Michael McClellan

2.2 Each party is responsible for its own costs related to the transfer of the Sale Assets, with the Purchaser to cover all of the fees and charges by Trident, the HFC's administrator, associated with this transfer of the sale assets;

3. Purchase Price Payment, Termination of Option Agreement, Repurchase Right

3.1 The Purchase Price has to be transferred to the Seller's safekeeping account and cash account as provided herein by no later than August 31, 2019;

Name:	The Native SA
IBAN:	CH10 0876 0000 0526 8510 0
Bank:	Bank Lombard Odier & Co Ltd, Lausanne
BIC:	LOCYCHGGXXX

3.2 Upon signing this Agreement the Seller agrees to terminate the Call Option for the NEXWAY Shares that had been announced by the Seller on July 31, 2019;

4. Term and Termination

4.1 This Agreement comes into force as of 16 August 2019 provided both Parties executed on this Agreement before or on that date;

4.2 This Agreement terminates upon completion of all the payments and settlements as specified in the Sections 2 and 3 of this Agreement except for the Seller's and Purchaser's warranties further defined in the Sections 6 and 5 of this Agreement respectively.

5. Purchaser's Warranties

The Purchaser hereby represents and warrants to the Seller that the statements contained in this Section 5 are true and accurate:

a) the Purchaser is a duly established and validly existing private investment company under the laws of Switzerland;

b) the Purchaser is not insolvent or subject to any proceeding with a view to the prevention of business difficulties or to a judgment of, or request for, dissolution, liquidation,

bankruptcy or receivership. There are no circumstances that would require the immediate filing of insolvency applications by the Purchaser;

c) the execution and performance of this Agreement are within the Purchaser's corporate powers, have been duly authorized by all necessary corporate actions on the part of the Purchaser and do not and will not:

i. violate the articles of association or by-laws of the Purchaser;

ii. violate, wholly or in part, the provisions of any agreement concluded by the Purchaser;

iii. violate any applicable law or any provision of any court judgment and/or injunction rendered against the Purchaser;

d) the Purchaser has acquired all approvals or consents by third parties and governmental authorities required for the execution and performance of this Agreement by the Purchaser;

e) the Purchaser has sufficient immediately available funds to make any and all payments payable under this Agreement;

f) no action, suit, investigation or other proceeding is pending or threatened in writing against or affecting the Purchaser before any court, arbitrator, governmental authority, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement; and

g) this Agreement constitutes (and all other documents executed by the Purchaser under or in connection with this Agreement will, when executed, constitute) legal, valid and binding obligations of the Purchaser.

6. Seller's Warranties

The Seller hereby represents and warrants to the Purchaser that the statements contained in this Section 6 are true and accurate:

a) the Seller is a duly established and validly existing private investment company under the laws of Switzerland;

b) the Seller is not insolvent or subject to any proceeding with a view to the prevention of business difficulties or to a judgment of, or request for, dissolution, liquidation, bankruptcy or receivership. There are no circumstances that would require the immediate filing of insolvency applications by the Seller;

c) No action, suit, investigation or other proceeding is pending or threatened in writing against or affecting the Seller before any court, arbitrator, governmental authority, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or

consummation of this Agreement;

d) This Agreement constitutes (and all other documents executed by the Seller under or in connection with this Agreement will, when executed, constitute) legal, valid and binding obligations of the Seller;

e) The Seller's legal representative or an attorney thereof has full powers and authority to sign and implement the Agreement in the name and on behalf of the member of the Seller;

f) The execution and performance of this Agreement are within the Seller's corporate powers, have been duly authorized by all necessary corporate actions of the Seller Group and do not and will not:

- violate the articles of association or by-laws of the Seller;
- violate, wholly or in part, the provisions of any agreement concluded by the Seller;
- violate any applicable law or any provision of any court judgment and/or injunction rendered against the Seller;

7. Mutual Representations Under This Agreement

a) From and after the date hereof, (i) the Seller undertakes to indemnify and hold harmless the Purchaser from and against any loss or damage (including any reasonable attorney fees and other expenses incurred as a result of the breach) (the "**Loss**") actually and directly suffered by it arising out of or resulting from any breach of any representation or warranty of the Seller, and (ii) the Purchaser undertakes to indemnify and hold harmless the Seller from and against any Loss actually suffered by it arising out of or resulting from any breach of any representation or warranty of the Purchaser;

b) Any fact, matter, event or circumstance likely to give rise to a Loss (a "**Claim**") shall be notified by, as the case may be, the Seller's Representative or the Purchaser (the "**Claimant**") to the other Party (the "**Defendant**") within thirty (30) calendar days after the date when the Claimant becomes aware of such fact, matter, event or circumstance, being stated that should the Claimant be the Purchaser, the Seller's Representative will promptly notify the Claim to the Seller. Failure for the Claimant to notify a breach of a representation or warranty of the Defendant in accordance with the above shall not prevent the Claimant from obtaining payment under this Section 7 in respect of such Claim;

c) Any Claim by a Party to the other Party(ies) hereunder shall be made on or

before the expiry of the 18-month period as from the date hereof;

d) The Claim notification (a "**Claim Notice**") shall specify the nature and, to the extent possible, the amount of the Loss, and shall provide all relevant supporting documents and information available to the Claimant at the time of the Claim Notice.

e) The Defendant shall be entitled, within thirty (30) calendar days following receipt of the Claim Notice, to inform the Claimant of whether it accepts or rejects such Claim (the "**Response**"). Failure to provide any Response in this period of time by the Defendant shall be deemed as an acceptance of the Claim.

f) With regard to Claims brought by third parties which may give rise to an indemnification obligation of a Party hereunder (a "**Third Party Claim**"), the Claimant shall:

(i) Promptly proceed with the Claim Notice of said Claim, and shall provide access to such available supporting evidence as may reasonably be required by the Defendant (and concerned Seller as the case may be) to assess the merits of the Third Party Claim;

(ii) Not pay, nor settle or compromise the Third Party Claim or make any admission in respect thereof without the prior written consent of the Defendant (it being specified that such consent shall not to be unreasonably withheld or delayed and be deemed granted if not given within ten (10) calendar days from notification);

(iii) Allow the Defendant's advisers and agents to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof) at the expense of the Defendant;

(iv) Consult in good faith with the Defendant as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

g) Except for Third Party Claims, any payments hereunder by a Party following a Claim shall be made within one (1) month of either (i) the Defendant's acceptance of a Claim in its Response, or, in case of dispute by the Defendant, (ii) a final settlement of such

claim between the Claimant and the Defendant, or (iii) a final decision pursuant to Section 10 g).

8. Notices

8.1. To Seller: The Native SA, 48, Gerbergasse, Basel, CH-4001, Switzerland, to the attention of Mr. Patrick Girod and Mr. Victor Iezuitov;

8.2. To the Purchaser: Oakley Capital International AG, 48, Gerbergasse, Basel, CH-4001, Switzerland, c/o Christian Eich.

9. Miscellaneous

a) Confidentiality: Each Party shall keep confidential and not disclose to any third party the content of this Agreement and any business and trade secrets and other confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party. This does not apply to any statutory disclosure requirements.

b) Beneficiaries – Assignment: Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

Except as expressly provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that neither the Purchaser nor the Seller Group may, without the prior written consent of the others, assign, delegate, or otherwise deal with, the benefit of all or any of their rights or obligations under this Agreement, or any benefit arising under or out of this Agreement.

c) Entire Agreement - Amendments: This Agreement (including its preamble and Appendices) represents the entire agreement existing among the Parties relative to the subject matter hereof, and supersedes and cancels any agreement, letter of intent or undertaking entered into among the Parties prior to the date of this Agreement. Any amendment to this Agreement (including amendments to this Section) shall be valid only if made in writing, unless applicable mandatory law requires a stricter form.

d) Interpretation: The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

e) Costs: Each Party shall bear its own costs and personal taxes relating to the transactions contemplated by this Agreement. All securities transfer tax, stamp duties, and similar taxes (but not income, capital gains, and similar

taxes) imposed by any jurisdiction on the sale of the Shares, or the Transaction and other operations contemplated by this Agreement shall be borne by the receiving party.

f) Governing Law: This Agreement shall be governed by, and construed in accordance with the Swiss law, without reference to its conflict of laws rules.

g) Dispute Resolution: Unless amicably settled within a period of two (2) months (or such other delay agreed by the Parties) from the date of its notice, any disagreement or dispute arising from or in relation with the negotiation, the execution or the performance of this Agreement, or the operations provided for herein shall be submitted to the exclusive jurisdiction of the Commercial Court of the Canton Zurich (Switzerland).

h) Partial Invalidity: If one or more provisions of this Agreement should be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected. In such case the invalid or unenforceable provision shall be deemed to have been replaced by such valid and enforceable provision or provisions that reflect as closely as possible the commercial intention of the Parties as regards the invalid or unenforceable provision.

In Zurich, on 15 August 2019.

The Parties and the Company hereby expressly accept to limit the number of original copies of the Agreement to three (3) originals, one for each Party and one fort he Company.

The Seller

The Purchaser

Exhibit C
Public Announcement

The Native SA Improves Exit Terms from Nexway AG, Sets the Path for Nearly Complete De-Leverage Through EUR 23M Debt Reduction

August 16, 2019, Basel, -- The Native SA, a Swiss-based and Swiss-listed (NTIV: SWX) ecommerce and media company, is announcing that it has entered the Asset Purchase Agreement with an existing minority shareholder of Nexway AG to divest of the entire The Native's ownership interest in Nexway AG (equivalent to 51% ownership interest in Nexway AG) and 70% ownership interest in Highlight Finance Corp. The transaction remains subject to multiple conditions precedent and is expected to close before or on September 30, 2019; once and if completed it (i) will reduce consolidated debt of The Native SA by at least EUR 23 million, (ii) de-consolidate all of the revenues and operating losses of Nexway AG, the largest consolidated subsidiary of The Native SA today, and (iii) generate EUR 3.5 million in net proceeds to The Native SA including EUR 2 million in cash and the balance in the form of fixed income securities. This transaction carries far more advantageous economics compared to the call option announced on July 31, 2019 (https://thenative.ch/wp-content/uploads/2019/07/Adhoc_call_option_07312019-3.pdf) as it provides for EUR 23 million debt reduction when completed in addition to EUR 3.5 million in proceeds to The Native SA. In that context, the Native SA board today terminated the option agreement for divestment of Nexway AG shares originally signed and announced on July 31 with no penalty or economic loss to The Native SA of any sort.

For more information: www.thenative.ch